Exhibit 10.2

Opportunity Fund I-SS, LLC

c/o Venture Back Office

790 SE Cary Pkwy, Suite 201

Cary, NC 27511

VIA ELECTRONIC MAIL

FC Global Realty, Inc.	March 16, 2018

40 Ramland Road South, Suite 200

Orangeburg. NY 10962

Attention Vineet Bedi

Email: vineet@fcglobalrealty.com

Dear Vineet,

On behalf of Opportunity Fund I-SS, LLC, a Delaware limited liability company (“OFI”) and pursuant to Section 2(d) and 2.5(d) of the Securities Purchase Agreement between OFI and PhotoMedex, Inc, a Nevada corporation, predecessor to FC Global Realty, Inc., a Nevada corporation (“FCG”) dated December 22, 2017 (“SPA”) OFI hereby consents to FCG’s use of the remaining net proceeds used by OFI that has been invested in FCG on or prior to the date of this letter in consideration for the transfer of certain securities of FCG to OFI, for the purposes and uses described in the “Estimated Monthly Cash Flow Budget, dated March 14, 2018” (“Budget”). A true and complete copy of the Budget has been delivered by FCG to OFI and OFI acknowledges receipt of the same.

FCG represents and warrants that the Budget has been approved by FCG by all requisite corporate action, including by the Board of Directors of FCG and that FCG is authorized by all requisite corporate action to provide the CFO Report described below.

This consent by OFI is contingent upon (i) FCG agreeing to the terms of this letter and executing and delivering this letter to OFI; and (ii) FCG’s covenant to provide to OFI, on a quarterly basis, on or prior to 15 days after the end of each quarter, a report (the “CFO Report”) that describes, in reasonable detail, the actual expenses incurred and payments made during such period compared to the expenses and payments specified in the Budget for such period (or pro rata amount for such quarter) and which is certified by the CFO of FCG as being true and accurate in all material respects. OFI’s consent to the use of proceeds, in accordance with the Budget and pursuant to this letter, is not intended to nor should the same be construed to mean or imply any acknowledgement, agreement, confirmation or ratification on the part of OFI of the Budget including, without limitation, the adequacy or viability of the Budget or any information set forth in the Budget.

FC Global Realty, Inc.

March 16, 2018

Furthermore, this letter does not raise or address any other issues or matters relative to the investment under the SPA or waive or amend any covenant or agreement under the SPA by either FCG or OFI; all rights of FCG and OFI, respectively, under the SPA are hereby expressly reserved.

Sincerely,

Opportunity Fund I-SS, LLC, a

Delaware limited liability company

By:	Opportunity Fund I-SS, LLC, a Delaware limited liability company
By:	OP Fund I, Manager, LLC, its sole Manager

By:	/s/ Kristen E. Pigman
Kristen E. Pigman, Director

Date:	3/16/18

Acknowledged, Accepted and Agreed upon as of the date first written above

FC Global Realty, Inc., a
a Nevada corporation

By:	/s/ Vineet Bedi
Vineet Bedi, Chief Executive Officer

Date:	3/16/18

cc:	Anthony Arostegui, Downey Brand
Rick Morris, Herrick, Feinstein LLP
Louis Bevilacqua, BEVILACQUA PLLC
Sagiv Shiv, National Securities Corp.

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